Exhibit 5.1

February 15, 2018

Instructure, Inc.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

Re:Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Instructure, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 24,329 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), pursuant to the Practice XYZ, Inc. 2014 Equity Incentive Plan (the “Plan”) assumed by the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Alan D. Hambelton

           Alan D. Hambelton

Cooley LLP   1700 Seventh Avenue   Suite 1900   Seattle, WA   98101-1355
t: (206) 452-8700  f: (206) 452-8800  cooley.com